Exhibit No. 99.1

PRESS RELEASE
For Release January 12, 2004

Piedmont Natural Gas Announces Equity Offering of 4.25 Million Shares

CHARLOTTE, NC — Piedmont Natural Gas (NYSE: PNY) today announced its intention to issue 4.25 million new shares of the Company’s common stock. When the offering is completed, the company’s outstanding shares will total approximately 38.05 million. In addition, the Company has granted underwriters a 30-day option to purchase up to an additional 637,500 shares of the Company’s common stock to cover any over-allotments.

The Company will use the proceeds to repay a portion of the commercial paper issued in conjunction with its purchase of North Carolina Natural Gas Corporation on September 30, 2003, and for general corporate purposes.

The offering will be made under the company’s existing effective shelf registration statement, and is expected to be priced during the week of January 19, 2004. Merrill Lynch and Co. will serve as sole book runner and lead manager for the offering. Co-managers will be SunTrust Robinson Humphrey, BB&T Capital Markets-a division of Scott & Stringfellow, Inc., Davenport & Company, Edward Jones and Janney Montgomery Scott.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any such offer will be made only by means of a prospectus. Potential investors should carefully read the prospectus and prospectus supplement before making any investment decision. A copy of the preliminary prospectus relating to the offering may be obtained from the office of the underwriter at Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080 or from one of the other underwriters. An electronic copy of the prospectus supplement will be available from the Securities and Exchange Commission’s Web site at www.sec.gov.

Forward-Looking Statement
This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

Contacts:
Piedmont Natural Gas
Corporate Communications, Steve Conner, 704.731.4205
Investor Relations, Headen Thomas, 704.731.4438